Exhibit 4.51

MASTER REORGANIZATION AGREEMENT

SHARE AND ASSET PURCHASE AGREEMENT

BY AND AMONG

UTSTARCOM HONG KONG HOLDING LIMITED
(“Company”)

UTSTARCOM HOLDINGS CORP.
(“Parent”)

EAGLE FIELD HOLDINGS LIMITED

(“Buyer”)

AND

Mr. Ying (Jack) Lu

(“Mr. Lu”)

August 31, 2012

5.5	Confidentiality	21
5.6	Non-Competition and Nonsolicitation	22
5.7	Sale of Shares	24

ARTICLE VI
	COOPERATION	24
6.1	Cooperation on Tax Matters	24
6.2	Cooperation on Litigation Matters	24

ARTICLE VII
	CLOSING CONDITIONS OF BUYER	24
7.1	Representations and Warranties of Company and Parent	25
7.2	Performance of Obligations of Company and Parent	25
7.3	No Injunctions, Orders or Restraints; Illegality	25
7.4	Delivery of Closing Documents	25
7.5	Convertible Bond Issuance	26
7.6	Employees	26
7.7	Fairness Opinion	26
7.8	Consents and Waivers	26
7.9	Schedules	26
7.10	Transaction Documents	26

ARTICLE VIII
	CLOSING CONDITIONS TO THE OBLIGATIONS OF COMPANY AND PARENT	27
8.1	Representations and Warranties of Buyer	27
8.2	Performance of Obligations of Buyer	27
8.3	No Injunctions, Orders or Restraints; Illegality	27
8.4	Closing Deliveries	27
8.5	Schedules	27
8.6	Transaction Documents	27

ARTICLE IX
	SURVIVAL; INDEMNIFICATION	28
9.1	Survival of Representations, Warranties and Covenants	28
9.2	Transaction Related Indemnification	28
9.3	Claims for Indemnification	30
9.4	Objections to and Payment of Claims	30
9.5	Resolution of Objections to Claims	31
9.6	Third-Party Claims	31

ARTICLE X
	TERMINATION	33
10.1	Termination of Agreement	33
10.2	Procedure Upon Termination	33
10.3	Effect of Termination	33

ARTICLE XI
	GENERAL	34
11.1	Amendments, Waivers and Consents	34
11.2	Construction	34
11.3	Counterparts	34
11.4	Fees and Expenses	35
11.5	Notices and Demands	35
11.6	Dispute Resolution; Governing Law	36
11.7	Remedies; Severability	37
11.8	Integration	37
11.9	No Third Party Beneficiaries	37
11.10	Joint Drafting	37
11.11	Confidentiality	37
11.12	Entire Agreement; Assignment	37

ARTICLE XII

	CERTAIN DEFINITIONS	38
12.1	Certain Defined Terms	38
12.2	Additional Defined Terms	45

EXHIBITS

Exhibit A	—	Convertible Bond

SCHEDULES

Schedule A	-	Acknowledgement Letter from UTStarcom Telecom Co. Ltd.
Schedule B	-	Acknowledgement Letter from UTStarcom China Co. Ltd.
All schedules are to be as agreed prior to Closing

MASTER REORGANIZATION AGREEMENT SHARE AND ASSET PURCHASE AGREEMENT

THIS MASTER REORGANIZATION AGREEMENT SHARE AND ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of this 31th day of August, 2012 by and among UTStarcom Hong Kong Holding Limited, a Hong Kong company (“Company”), UTStarcom Holdings Corp., a Cayman Islands company and sole member of Company (“Parent”), Eagle Field Holdings Limited, a British Virgin Islands company (the “Buyer”), and, solely for the purposes of Section 10.3, Mr. Ying (Jack) Lu (“Mr. Lu”).

W I T N E S S E T H

WHEREAS, Company, Parent and Mr. Lu previously entered into a Master Reorganization Agreement Share and Asset Purchase Agreement dated July 27, 2012 (the “Prior Agreement”);

WHEREAS, Company, Parent and Mr. Lu desire to amend and restate the Prior Agreement in its entirety as set forth herein and to accept the rights and obligations created pursuant hereto in lieu of their rights and obligations under the Prior Agreement;

WHEREAS, Parent owns beneficially and of record all of the outstanding shares of Company (collectively, the “Shares”);

WHEREAS, Parent is in the process of transferring all of the equity interests of UTStarcom China Co., Ltd. (“UTSC”), a company organized under the laws of the People’s Republic of China (the “PRC”) to the Company;

WHEREAS, UTSC owns all of the outstanding equity of UTStarcom Shenzhen, a company organized under the laws of the PRC (“Shenzhen”);

WHEREAS, the parties expect Buyer to form a new corporate entity in the British Virgin Islands to which Buyer will assign all rights and obligations under this Agreement;

WHEREAS, Buyer desires to acquire from Parent, and Parent desires to sell to Buyer, all of the Shares upon the terms and conditions set forth in this Agreement (the “Share Purchase”);

WHEREAS, Company and its Subsidiaries are currently engaged in the Business (as defined herein);

WHEREAS, Company desires to purchase from Parent and other Subsidiaries of Parent, and Parent desires to sell or cause to be sold to Company, the Business, and in connection therewith, Company will assume certain specific liabilities of Parent and certain Subsidiaries of Parent, all upon the terms and conditions set forth herein (the “Business Acquisition” and together with the Share Purchase, the “Acquisition”);

WHEREAS, in connection with the Acquisition, on the Closing Date, Parent and

Company will enter into a License Agreement dated as of the Closing Date, (the “License Agreement”), to license to Company and its Subsidiaries (defined below) the right to use the certain Intellectual Property Assets (defined below) owned by Parent and its Subsidiaries that are not being transferred in connection with the Acquisition;

WHEREAS, in connection with the Acquisition, on the Closing Date, Parent or an Affiliate of Parent (other than the Company or any of its Subsidiaries) and Company or a Subsidiary of the Company will enter into a Broadband Reseller Agreement dated as of the Closing Date (the “Broadband Reseller Agreement”), to set forth the rights and obligations of Company with respect to the reselling as the exclusive reseller of Parent’s broadband products in the PRC (defined below);

WHEREAS, in connection with the Acquisition, on the Closing Date, Parent or an Affiliate of Parent (other than the Company or any of its Subsidiaries) and Company or a Subsidiary of the Company will enter into an Internet Protocol Television Reseller Agreement dated as of the Closing Date (the “IPTV Reseller Agreement”), to set forth the rights and obligations of Parent and Company with respect to the reselling of the Company’s Internet protocol television products in countries other than the PRC;

WHEREAS, in connection with the Acquisition, on the Closing Date, Parent and Company will enter into an Assignment and Assumption Agreement dated as of the Closing Date (the “Assignment Agreement”), to transfer and assign to Company and its Subsidiaries, or an Affiliate of Parent other than the Company or any of its Subsidiaries, as applicable, in accordance with the laws of the PRC the Contracts identified in the Assignment Agreement;

WHEREAS, in connection with the Acquisition, on the Closing Date, Parent and Company will enter into a Transition Services Agreement dated as of the Closing Date (the “Transition Services Agreement”), for Parent to provide or cause to be provided to Company and its Subsidiaries for at least six (6) months certain services relating to the Business, including without limitation human resources, finance, supply chain, information technology, legal and office space that are currently provided by Parent and its Subsidiaries to Company and its Subsidiaries;

WHEREAS, in connection with the Acquisition, on the Closing Date, Company will issue a convertible bond to UTStarcom Hong Kong Ltd. in the principal amount of USD$20,000,000 dated as of the Closing Date, in the form attached hereto as Exhibit A (the “Convertible Bond”);

WHEREAS, in order to collect outstanding accounts receivable Parent and Buyer, and their appropriate Affiliates, will enter into a Master Services Agreement dated as of the Closing Date (the “Master Services Agreement”), for (i) Parent to cause to be collected for the Company certain accounts receivable of the Business and for the Company to cause to be collected for Parent certain accounts receivable of the Broadband Business, and for portions of such amounts collected to be retained by the collecting party, (ii) UTSC to provide support for the Broadband Business in China, and (iii) Parent to provide support for the IPTV Business outside of the PRC;

WHEREAS, as a condition to the Closing, Parent and Buyer shall have agreed on the lists of persons who shall be employees of (i) the Company or one of its Subsidiaries (the “Transferred Employees”), (ii) Parent or one if its Affiliates other than the Company or any of its Subsidiaries (“Retained Employees”) and whose employment shall be terminated prior to the Closing (the “Terminated Employees” and together with Transferred Employees and Retained Employees, “Employees”);

WHEREAS, certain capitalized terms are defined in Article XII.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1                               Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, the Shares, and Buyer shall purchase the Shares and such sale and purchase shall be evidenced by appropriate share transfer documents.

1.2                               Purchase and Sale of Assets

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall and will cause its applicable Affiliates to sell, convey, transfer and assign to UTSC, free and clear of all Encumbrances other than Permitted Liens, and UTSC shall purchase, receive and accept, all of Parent’s and its Affiliates’ right, title and interest, including all property rights, goodwill, and claims in the following assets, through (x) the purchase by Buyer of the equity of Company pursuant to Section 1.1 of this Agreement, and (y) the transfer pursuant to the terms of this Agreement by Parent or an Affiliate of Parent to the Company or a Subsidiary of the Company, in each of the following cases, as in existence and effect as of the end of the Closing Date:

(i)                                     Business Intellectual Property Assets;

(ii)                                  the Contracts to be listed on Schedule 1.2(a)(ii), consisting of customer Contracts relating to the IPTV Business in the PRC and the PHS Business and all rights to payments relating thereto;

(iii)                               the Contracts to be listed on Schedule 1.2(a)(iii), consisting of customer Contracts for the IPTV Business in countries other than the PRC and all rights to payments relating thereto;

(iv)                              the equipment, computers, servers, automobiles and other tangible assets to be listed on Schedule 1.2(a)(iv);

(v)                                 all other IPTV Contracts;

(vi)                              all Products;

(vii)                           all Company Software;

(viii)                        all Inventories;

(ix)                              all materials, papers and records (in paper or electronic format) in Company’s care, custody, or control employed by and used exclusively in, or relating exclusively to, the Business (including and not limited to the purchasing, sales and return materials, authorization records, testing records for all Products, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing equipment documents, end user documentation, packaging materials, brochures, user manuals, graphics, artwork and software release orders (collectively “Books and Records”));

(x)                                 all other assets directly or indirectly owned by Parent, exclusively used or intended to be used in the operation of the Business (other than the Excluded Assets);

(xi)                              all other goodwill of the Business;

(xii)                           all backlog, deferred revenue and deferred cost (as such terms are defined under GAAP) as of the end of the Closing Date related to the Purchased Assets; and

(xiii)                        the insurance policies and benefit plans to be listed on Schedule 1.2(a)(xiii) hereto (the “Employee Plans”).

All of the assets referred to in this Section 1.2(a)(i) through (a)(xiii), inclusive, are collectively referred to herein as the “Purchased Assets.”

(b)                                 Without limiting the generality of this Section 1.2, the Purchased Assets shall not include the assets listed on Schedule 1.2(b) attached hereto, including the following assets (such excluded assets constituting, collectively, the “Excluded Assets”):

(i)                                     Intellectual Property not used exclusively in the Business;

(ii)                                  any licenses to or other rights for Parent and any of its Affiliates to use Intellectual Property Rights, Third Party Products or Technology owned by parties other than Parent or any of its Affiliates and not used exclusively in the Business; and

(iii)                               the equipment, computers, technology, automobiles and other tangible assets to be set forth on Schedule 1.2(b)(iii) which shall be transferred to Parent or an Affiliate of Parent, as determined by Parent, on or prior to the Closing.

1.3                               Master Services Agreement.  In connection with the Closing, UTSC and the appropriate Affiliate of Parent shall enter into a Master Services Agreement that will, among other agreements, provide for:

(a)                                 Parent shall use commercially reasonable efforts to collect on behalf of the Company the accounts receivable of the IPTV Business as of the end of the Closing Date in countries other than the PRC and shall be entitled to retain 20% of amounts collected; and

(b)                                 UTSC shall use commercially reasonable efforts to collect on behalf of Parent and its Affiliates the accounts receivable arising from the sale of Products of the Broadband Business as of the end of the Closing Date and shall be entitled to retain 20% of amounts collected.

1.4                               Delayed Transfer Assets and Liabilities.  Notwithstanding anything in this Agreement to the contrary, Parent and its Affiliates are not obligated to assign, transfer, convey or deliver, and Buyer, the Company and its Subsidiaries are not obligated to assume, any of the rights and obligations under any Delayed Transfer Asset or Delayed Transfer Liability until such time as all Legal Impediments (as defined below) are removed and/or all notices, reports or other filings are made or consents, registrations, approvals, permits or authorizations (a “Required Consent”) necessary for the novation, legal transfer and/or assumption thereof are obtained.  Each of the parties hereto agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and any Delayed Transfer Liabilities shall be assumed in accordance with the provisions of this Article I.  Pending the assignment, transfer, conveyance or delivery of any Delayed Transferred Asset and the assumption of any Delayed Transfer Liability, Parent and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits of the Delayed Transfer Assets and assume the obligations under the Delayed Transfer Liabilities in accordance with this Agreement, including subcontracting, sublicensing or subleasing arrangements.  Upon the removal of all Legal Impediments and the obtaining of all Required Consents as to any particular Delayed Transfer Asset or Delayed Transfer Liability, such Delayed Transfer Asset or Delayed Transfer Liability shall immediately and automatically be assigned, transferred, conveyed and delivered to, and/or assumed by, Buyer or one of its Subsidiaries, without any further action by any party hereto.  For purposes of this Section 1.4, “Delayed Transfer Assets” shall mean any Purchased Assets that this Agreement provides or contemplates are to be transferred to Buyer in connection with the Acquisition and that requires (i) the removal of a legal impediment preventing or restricting the transfer of a Purchased Asset or the assumption of Assumed Liabilities, as the case may be, in the Acquisition as of the Closing Date (a “Legal Impediment”), or (ii) the receipt of a Required Consent to transfer, which Legal Impediment is not removed or Required Consent is not obtained on or prior to the Closing Date.  For purposes of this Section 1.4 “Delayed Transfer Liabilities” shall mean any Assumed Liabilities that this Agreement provides or contemplates are to be assumed by Buyer in connection with the Acquisition and that require the removal of a Legal Impediment or the receipt of a Required Consent for the transfer and assumption of such Assumed Liabilities, which Legal Impediment is not removed or Required Consent is not obtained on or prior to the Closing.

1.5                               Transfers to Parent Affiliates.  On or prior to the Closing, UTSC and Shenzhen, as applicable, shall transfer and assign to an Affiliate of Parent other than the Company and its Subsidiaries, as designated by Parent, pursuant to appropriate assignment and assumption agreements and documentation:

(a)         the Contracts to be listed on Schedule 1.5(a);

(b)         the equipment, computers, servers, automobiles and other tangible assets to be listed on Schedule 1.5(b); and

(c)          the Intellectual Property Rights and Technology owned or purported to be owned by UTSC or its Subsidiary that is not used exclusively in the Business that is to be listed on Schedule 1.5(c).

(d)         all liabilities relating to Contracts of the Business that have been fully performed;

All of assets referred to in this Section 1.5(a) - (c), inclusive are collectively referred to herein as the “Excluded Assets.”

1.6                               Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at the Closing Buyer shall pay USD$1.00 (the “Purchase Price”) to Parent.

1.7                               Assumption of Liabilities.  At the Closing, Buyer will assume and become liable for, and agree to pay, perform or otherwise discharge, or cause to be paid, performed or discharged, in accordance with the respective terms and subject to the respective conditions thereof, any and all Liabilities (as defined below) of any kind relating to the Purchased Assets, arising due to Buyer’s operation of the Purchased Assets after the Closing, including, but not limited to (x) those arising under any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator (an “Action”) or Law; (y) those arising under any contract, agreement, arrangement, commitment or undertaking of Company or any of its Subsidiaries, in each case other than Excluded Liabilities.  “Liabilities” of any Person means any debts, liabilities and obligations of such Person or any of its Subsidiaries of any kind whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undetermined or on- or off-balance sheet, known or unknown.  All of the Liabilities to be so assumed by Buyer are hereinafter referred to as the “Assumed Liabilities.”  The Assumed Liabilities include, without limitation, the following:

(a)                                 all employment-related Liabilities arising with respect to any employees of Company or any of its Subsidiaries following the Closing, including any severance, claims, demands, rights, damages, costs, losses, suits, actions, causes of action, attorneys’ fees, expenses, salary, stock options, commissions, bonuses, wages, overtime, deferred compensation or any sums of any nature whatsoever, in law or in equity, owed or claimed and originating at or prior to the Closing;

(b)                                 all Liabilities related to, associated with or arising out of any the Employee Plans;

(c)                                  all Liabilities related to, associated with or arising out of any of the Purchased Assets on or prior to the Closing Date, including performance obligations, warranties, service obligations and payment obligations; provided however that Parent agrees to reimburse Buyer or its Subsidiaries, as applicable, for significant costs and liabilities incurred by Buyer or its Subsidiaries, as applicable, to fulfill their respective obligations under the Contracts that exceed the value of the applicable Contract and that are not caused by the action or inaction of the Company or any of its Subsidiaries.

(d)                                 all Liabilities for Taxes related to, associated with or arising out of or in connection with the Business or the Purchased Assets incurred after the Closing Date, other than any Liabilities for Taxes arising as a result of any transfer of assets that is undertaken in order to separate the assets that will be held, directly or indirectly, by Company or its Subsidiaries following the Acquisition from the assets that will not be so held;

(e)                                  all Liabilities related to, associated with or arising out of any infringement by the Business of any third party Intellectual Property rights, whether known or unknown;

(f)                                   all Liabilities for personal injury to or death of any third person related to, associated with or arising out of any of the operations of Company or any of its Subsidiaries following the Closing;

(g)                                  all Liabilities related to, associated with or arising out of any Action to the extent that such Action arises out of the operation of Company or any of its Subsidiaries of their respective businesses or the ownership or use of the Purchased Assets after the Closing;

(h)                                 all Liabilities related to, associated with or arising out of the use by Company or any of its Subsidiaries of (A) real property owned in fee by Company or any of its Subsidiaries, (B) rights in the nature of leases, easements, rights-of-way, restrictive covenants, or other interests in real property, options to purchase or lease any interests in real property or (C) real property subject to such rights (the “Real Property”); and

(i)                                     all Liabilities related to, associated with or arising out of any Environmental Law or Environmental Condition that are related to, associated with or arising out of the Real Property and all claims relating to the disposal or arrangement for disposal by Company of any hazardous substance at any site, location or facility (whether or not owned or leased by Company).

1.8                               Excluded Liabilities.  Notwithstanding anything to the contrary contained in Section 1.4, the parties expressly understand and agree that the Assumed Liabilities shall exclude, and Buyer is not hereunder assuming the following Liabilities (the “Excluded Liabilities”):

(a)                                 all Liabilities for Taxes related to, associated with or arising out of any period before or through the Closing and the Acquisition (“Pre-Closing Tax Liabilities”);

(b)                                 all amounts payable arising from or relating to Excluded Assets;

(c)                                  all Liabilities relating to the Terminated Employees;

(d)                                 all Liabilities relating to Contracts relating to the Business that have been fully performed

1.9                               Payments by Parent.

(a)                                 Employee Related Payments.  On or prior to the Closing Date, Parent shall pay or have paid to the Employees or UTSC as appropriate, all compensation (salary, wages, bonus, overtime, cash retention plan, social insurance, housing fund and commission) relating to Employees accrued through the Closing Date (the “Employee Payment”).  Parent shall also pay an amount equal to the aggregate liability arising from the accrued vacation of the Transferred Employees accrued through the Closing Date.

(b)                                 Cash Payment Amount.

(i)                                     At least five (5) Business Days prior to the Closing Date, Parent shall deliver to Buyer a statement detailing the Company’s calculation of the Cash Payment Amount (the “Estimated Net Asset Statement”).  The Estimated Net Asset Statement shall have been prepared by Parent in accordance with GAAP and shall present fairly, on a good faith basis and using Parent’s commercially reasonable efforts, the estimated Net Assets as of the Closing Date and the estimated Cash Payment Amount as of the Closing Date.

(ii)                                  Within thirty (30) days of the Closing Date, Buyer may cause to be prepared and delivered to Parent an updated statement of the Cash Payment Amount as of the Closing Date (the “Closing Net Asset Statement”) prepared in accordance with GAAP, which shall take into account any information not available to the parties at the time the Estimated Net Asset Statement shall have been delivered.

(iii)                               Following the delivery by Buyer of the Closing Net Asset Statement, Parent and its representatives shall be given all such access as they may reasonably require during UTSC’s normal business hours (or such other times as the parties may agree) to those books and records of the Company and its Subsidiaries in the possession of, and/or under the control of, Buyer, and access to such personnel or representatives of Buyer and its Subsidiaries as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Closing Net Asset Statement and/or the calculation of the Cash Payment Amount.

(iv)                              The Parent shall have thirty (30) days following the date of delivery by Buyer to the Parent of the Closing Net Asset Statement to provide Buyer with a written certificate confirming that the Cash Payment Amount paid at the Closing is correct (the “Confirmation Certificate”) or notifying Buyer in writing of any good faith objections to specific components of the calculation of the Cash Payment Amount as set forth on the Closing Net Asset Statement (a “Net Asset Dispute Notice”) setting forth a reasonably specific and detailed description of such objections and the reasons therefor.  If a Confirmation Certificate is delivered by or on behalf of Parent pursuant to this Section 1.9 or if Buyer does not deliver a Closing Net Asset Statement within the 30 day period, the Cash Payment Amount paid at Closing shall be deemed to be final and binding on the parties to this Agreement.  Furthermore, to the extent no objections are raised with respect to any components of the calculation of the Cash Payment Amount as set forth in the Closing Net Asset Statement, such components shall be deemed to be agreed to by Parent and not subject to further dispute or objection.

(v)                                 If Parent shall object to all or a portion of the components of the Closing Net Asset Statement or Buyer’s calculation of the Cash Payment Amount as reflected in the Net Asset Dispute Notice delivered by Parent, a representative of Parent, on the one hand, and Buyer, on the other, shall negotiate with one another and attempt in good faith to resolve any such objection within ten (10) days of the receipt by Buyer of the Net Asset Dispute Notice.

(vi)                              If Parent and Buyer shall be unable to resolve any such dispute within such ten (10) day period, Parent and Buyer (either together or separately) shall be entitled to submit the dispute to the Independent Auditor.  Each of the parties to this Agreement shall, and shall cause their respective officers, directors, employees, and representatives to, provide full cooperation to the Independent Auditor.  The Independent Auditor shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision.  In the event that Parent and Buyer shall submit any dispute to the Independent Auditor, each such party may submit a “position paper” to the Independent Auditor setting forth the position of such party with respect to such dispute, to be considered by such Independent Auditor as it deems fit.  All fees and expenses relating to the engagement of the Independent Auditor shall be paid in equal proportions by Parent and Buyer or in such other proportions as the Independent Auditor determines to be appropriate having regard to the respective merits of the parties’ positions.

(vii)                           If Parent does not deliver a Net Asset Dispute Notice in accordance with the procedures set forth in Section 1.9(b)(iv) above (i.e., within the thirty (30) day period specified therein), the Closing Net Asset Statement (together with Buyer’s calculation of the Cash Payment Amount) shall be deemed to have been accepted by all of the parties to this Agreement.  In the event that Parent delivers a Net Asset Dispute Notice in accordance with the provisions above and Parent and Buyer are able to resolve such dispute by mutual agreement, the Closing Net Asset Statement, together with the calculation of the Cash Payment Amount, to the extent modified by the mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement.  In the event that Parent delivers a Net Asset Dispute Notice in accordance with the provisions set forth above and Parent and Buyer are unable to resolve such dispute by mutual agreement, the determination of the Independent Auditor shall be final and binding on the parties to this Agreement, together with the calculation of the Cash Payment Amount, to the extent modified by the Independent Auditor, shall be deemed to have been accepted by all of the parties to this Agreement.

(viii)                        In the event that it is determined that the Cash Payment Amount paid at Closing shall have been too little, Parent shall pay an amount equal to the difference between the Cash Payment Amount paid at Closing and the amount determined pursuant to the foregoing process should have been paid.  In the event that it is determined that the Cash Payment Amount paid at Closing shall have been too much, the Company shall pay to the account designated by Parent an amount equal to the difference between the Cash Payment Amount paid at Closing and the amount determined pursuant to the foregoing process should have been paid.

1.10                        Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Parent at 9:00 a.m. China time, on the third Business Day following the satisfaction or written waiver of all conditions to the obligations of the parties set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction of those conditions at the Closing) or at such other place or at such other time or on such other date as Company and Buyer may mutually agree upon in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.11                        Further Assurances.  If at any time after the Closing, Buyer or Parent considers or is advised that any deeds, bills of sale, stock powers, assignments or assurances or any other acts or things are necessary, desirable or proper to (a) vest, perfect or confirm, of record or otherwise, in Buyer or its Subsidiaries, on the one hand, or Parent or any of its Affiliates, its right, title or interest in, to or under the assets transferred pursuant to this Agreement, or (b) to otherwise carry out the purposes of this Agreement, and Parent shall, and shall cause its Affiliates to, and Buyer shall, and shall cause its Subsidiaries to, cooperate with respect to the foregoing, provided, that no party shall not be obligated to assume any liability, pay any amount or otherwise act in a manner it reasonably believes is not necessary to carry out the purposes of this Agreement.

1.12                        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added, goods and services and other similar Taxes, fees and duties (“Transfer Taxes”) under applicable Law incurred in connection with the transactions contemplated by this Agreement shall be borne and paid by Parent, and Parent shall, at its own expense, file any necessary Tax Returns and other documentation with respect to such Transfer Taxes.  If required by applicable Law, Buyer or any appropriate Subsidiary of Buyer shall join in the execution of any such Tax Returns and other documentation.  Parent shall promptly reimburse Buyer and its Subsidiaries for any such Transfer Tax that either of them is required to pay under applicable Law.  The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT

In order to induce Buyer to enter into this Agreement, Parent makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, subject to such exceptions as are set forth in the schedules attached hereof referencing to the corresponding subsections of Article II of this Agreement (collectively, “Disclosure Schedule”).  Each of the applicable disclosures listed in the Disclosure Schedule shall reference the appropriate section and, if applicable, subsection of this Article II hereof to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II; provided, that any information disclosed under any paragraph of the Disclosure Schedule shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause of Article II hereof, but only to the extent it is reasonably apparent that such disclosure is relevant to such other section, subsection, paragraph or clause of Article II hereof.

2.1                               Authority.  Parent has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the sale of the Shares and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”).  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Contemplated Transactions.  Without limiting the generality of the foregoing, no vote or approval of the shareholders of Parent is required under the organizational documents of Parent or any applicable Law in connection with the execution and delivery of this Agreement and the other Transaction Documents or to consummate the Contemplated Transactions.  This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Parent and constitute the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the General Enforceability Exceptions.

2.2                               Ownership of Shares.  Parent is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of any and all Encumbrances, and there are no limitations or restrictions on Parent’s right to transfer such Shares to Buyer pursuant to this Agreement, other than those that may be imposed by applicable securities Laws.  None of the Shares are subject to (i) any option, warrant, purchase right or other contract (other than this Agreement and the Convertible Bond) that could require Parent or, after the Closing, Buyer, to sell, transfer or otherwise dispose of any Shares or (ii) any voting trust, proxy or other contract or understanding with respect to the voting, dividend rights, preferences, sale, acquisition or other disposition of any of the Shares.  Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of the certificates representing all of the Shares, duly endorsed by Parent for transfer to Buyer or accompanied by a duly completed and executed stock power, good and valid title to all such Shares will pass to Buyer, free and clear of any and all Encumbrances (other than those that may be imposed by applicable securities Laws), effective as of the Closing Date.

2.3                               PRC Subsidiaries.

(a)         Registration and Existence.  Each PRC Subsidiary is a limited liability company duly established in accordance with PRC law and validly existing since its establishment.

(b)         Binding Agreement.  Each obligation of the PRC Subsidiaries under this Agreement and other Transaction Documents is valid and binding on each of them, and enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions.  Each of the execution, delivery and performance of this Agreement and each other Transaction Document by PRC Subsidiaries will not:

(i)             conflict with or result in a breach of their respective articles of association or other constitutional documents;

(ii)          conflict with any provision or constitute a breach, non-performance or an inability to perform under the provisions of, any agreement or other instrument to which any of them is bound; or

other than in the case of clause (ii) as would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c)          Shareholding of the PRC Subsidiaries.  Company is the sole shareholder of UTSC before the Closing Date.  As of the Closing UTSC will have obtained the renewed Approval Certificate and Business License issued by competent Governmental Authorities which indicate that Company is the sole shareholder of UTSC.  Parent, Company and UTSC have been in compliance with all applicable laws with respect to the transfer of 100% Equity Interest of UTSC from UTStarcom Hong Kong Ltd., a Hong Kong company, to Company.

(d)         Employees.  The Company has not and will not employ any employees on or before the Closing.

(e)          Litigation.  Except otherwise disclosed to Buyer, PRC Subsidiaries are not involved in, nor is any person for whose acts or defaults PRC Subsidiaries may be vicariously liable involved in, whether as claimant or defendant or other party, any legal proceeding (including any claim, investigation or enquiry), and no such proceeding is pending or to the Knowledge of Parent threatened by or against PRC Subsidiaries (or any person for whose acts or defaults PRC Subsidiaries may be vicariously liable).  Neither PRC Subsidiaries nor any of the properties, assets or operations which they own, is subject to any continuing injunction, judgment or order of any court, arbitrator, governmental agency or regulatory body, nor in default under any order, license, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any court.

(f)            Environment.  There is no ongoing legal, regulatory or administrative action, claim, investigation or other proceeding or suit against or involving PRC Subsidiaries relating to the various provisions regarding public health, pollution and environmental protection under applicable laws or environmental permits, nor have any such proceedings taken place or been settled and there are no such proceedings pending or threatened.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

In order to induce Buyer to enter into this Agreement, Company makes the following representations and warranties to Buyer, subject to such exceptions as are set forth in the schedules referencing to the corresponding subsections of the Disclosure Schedule.  Each of the applicable disclosures listed in the Disclosure Schedule shall reference the appropriate section and, if applicable, subsection of this Article III hereof to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article III; provided, that any information disclosed under any paragraph of the Disclosure Schedule shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause of Article II and Article III hereof, but only to the extent it is reasonably apparent that such disclosure is relevant to such other section, subsection, paragraph or clause of Article II and Article III hereof.

3.1                               Authorization and Non-Contravention.  This Agreement and all agreements, documents and instruments executed and delivered by Company pursuant hereto are valid and binding obligations of Company, enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions.  The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by Company pursuant hereto have been duly authorized by all necessary action of Company.  The execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by Company pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments, do not and will not: (i) violate or result in a violation of or result in the breach of any provision of the organizational documents of Company (ii) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which Company is a party or by which its assets are bound, or cause the creation of any claim upon any of the assets of Company; (iii) violate or conflict with in any way, or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Company; (iv) require from Company any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party; or (v) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which Company is a party or by which Company is bound, except in the case of clauses (ii) through (v) as would not (1) materially and adversely affect the ability of Company to carry out its obligations under, and to consummate the transactions contemplated by this Agreement or (2) otherwise have a Material Adverse Effect.

3.2                               Capitalization.

(a)         The Shares owned by Parent immediately prior to the Closing Date represent one hundred percent (100%) of the outstanding equity interest in Company.  All of the issued and outstanding equity interest in Company have been duly and validly issued and are fully paid and nonassessable.  There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, rights of first refusal, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any equity interests of any class or other equity interests of Company (collectively “Equity Interests”).  Company has no obligation to purchase, redeem, or otherwise acquire any of its Shares or any interests therein.

(b)         Immediately prior to the Closing, Parent is the sole record and beneficial owner of all of the Shares, free and clear of any Encumbrances.

3.3                               Financial Statements.  Company has delivered to Buyer the unaudited balance sheet of Company estimated as of the Closing Date (the “Balance Sheet”), prepared in accordance with GAAP applied in a manner consistent with its application to the balance sheet of Parent.  The Balance Sheet represents good faith estimates of the performance of Company for the period stated therein based upon assumptions which were believed in good faith to be reasonable when made and continue to be reasonable as of the date of this Agreement.

3.4                               Assets.  Company has good and valid title to, or a valid leasehold interest in, all of the tangible properties and assets, including all Purchased Assets, free and clear of Encumbrances other than as set forth in Section 3.4 of the Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Parent and Company to enter into this Agreement, Buyer hereby makes the following representations and warranties to Parent and Company as of the date hereof and as of the Closing Date, subject to such exceptions as are set forth in the schedules attached hereof referencing to the corresponding subsections of Article IV of this Agreement (the “Buyer Disclosure Schedule”).  Each of the applicable disclosures listed in the Buyer Disclosure Schedule shall reference the appropriate section and, if applicable, subsection of this Article IV hereof to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article IV; provided, that any information disclosed under any paragraph of the Buyer Disclosure Schedule shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause of Article IV hereof, but only to the extent it is reasonably apparent that such disclosure is relevant to such other section, subsection, paragraph or clause of Article IV hereof.

4.1                               Organization and Corporate Power.  Prior to assignment to a corporate entity, Buyer is an natural person with full mental facilities and capacity to enter into binding contractual arrangements.  If a corporate entity, Buyer is a corporation, limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization.  If a corporate entity, Buyer is qualified to do business as a foreign corporation, in each jurisdiction in which the failure to be so qualified has had, or could reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.  Buyer has all requisite corporate or other power and authority to own or lease its properties, to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby.

4.2                               Authorization.  The execution, delivery and performance by Buyer of this Agreement and all other agreements, documents and instruments to be executed and delivered by Buyer as contemplated hereby, have been duly authorized by all necessary corporate and other action of Buyer.  This Agreement and all documents executed by Buyer pursuant hereto are valid and binding obligations of Buyer enforceable in accordance with their terms subject to the General Enforceability Exceptions.

4.3                               Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and each of the other agreements, documents and instruments to be executed and delivered by Buyer contemplated hereby, do not and will not: (A) violate, conflict with, or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under, any contract or obligation to which Buyer is a party or by which any of its assets are bound, or, if a corporate entity, any provision of the governing documents of Buyer; (B) accelerate any obligation under or give rise to a right of termination of or result in a loss of benefit under any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer is a party or by which the property of Buyer or is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of Buyer.

4.4                               Unregistered Securities.

(a)         Buyer acknowledges that this Agreement is made by Parent and Company with Buyer, who is a Non-U.S. person (defined below) in reliance upon Buyer’s representations, warranties and covenants made in this Section 4.4.  Buyer has been advised and acknowledges that:

(i)                       the Shares have not been, and will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country;

(ii)                    in selling the Shares to Buyer pursuant hereto, Parent is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(2) under the Securities Act;

(iii)                 it is a condition to the availability of the Regulation S “safe harbor” that the Shares not be offered or sold in the United States or to a U.S. person until the expiration of a one-year “distribution compliance period” (or a six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the Closing Date; and

(iv)                notwithstanding the foregoing, prior to the expiration of the one-year “distribution compliance period” (or six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) after the Closing (the “Restricted Period”), the Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person.

(b)         Buyer agrees that with respect to the Shares, until the expiration of the Restricted Period:

(i)                       Buyer, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the Shares or any beneficial interest therein in the United States or to or for the account of a U.S. person; and

(ii)                    notwithstanding the foregoing, the Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; and

(iii)                 Buyer shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act.

The foregoing restrictions are binding upon subsequent transferees of the Shares, except for transferees pursuant to an effective registration statement. Buyer agrees that after the Restricted Period, the Shares may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws.

(c)          Buyer has not engaged, nor is it aware that any party has engaged, and such Buyer will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Shares.

(d)         Buyer: (i) is domiciled and has its principal place of business outside the United States; (ii) certifies it is not a U.S. person and is not acquiring the Shares for the account or benefit of any U.S. person; and (iii) at the time of the Closing Date, the Buyer or persons acting on Buyer’s behalf in connection therewith will be located outside the United States.

(e)          At the time of offering to such Buyer and communication of such Buyer’s order to purchase the Shares and at the time of such Buyer’s execution of this Agreement, the Buyer or persons acting on Buyer’s behalf in connection therewith were located outside the United States.

(f)           Buyer is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(g)          Buyer acknowledges that Company shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section 4.4 and shall transfer such shares on the books of Company only to the extent consistent therewith.

In particular, Buyer acknowledges that Company shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(h)         Buyer understands and agrees that each certificate held by such Buyer representing the Shares, or any other securities issued in respect of the Shares upon conversion thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by this Agreement or under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

(i)             Buyer hereby represents that Buyer is satisfied as to the full observance of the laws of the Buyer’s jurisdiction in connection with any invitation to purchase the Shares or any use of the Agreements, including (i) the legal requirements within the Buyer’s jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such securities.  Buyer’s purchase and the continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Buyer’s jurisdiction.

4.5                               Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon arrangements made by or on behalf of the Buyer.

ARTICLE V
COVENANTS OF THE PARTIES

5.1                               Conduct of Business Prior to Closing.  From the date hereof and until the Closing Date, Parent will cause the Company, UTSC and its Subsidiaries to operate in the ordinary course of business consistent with past practices.  Without limiting the generality of the foregoing, and except as otherwise expressly required by this Agreement or as set forth on Schedule 5.1, from the date hereof until the Closing Date, without the prior approval of the

Buyer (provided that approval by Buyer as an executive of the Parent shall be deemed approval for purposes of this Section 5.1), Company, UTSC and its Subsidiaries will not (and Parent will cause Company, UTSC and its Subsidiaries not to):

(a)         authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests;

(b)         make any change to the organizational documents of Company or any of its Subsidiaries, or change the authorized capital stock or Equity Interests of Company or any of its Subsidiaries, in each case other than as specifically contemplated by this Agreement;

(c)          merge or consolidate Company or any of its Subsidiaries with any Person or consummate any other business combination transaction;

(d)         borrow any amount or incur or become subject to any Indebtedness, other than the issuance of the Bond to Parent;

(e)          change accounting policies or procedures, except as required by Law or by GAAP;

(f)           (i)  make or grant or promise any bonus or any wage, salary or compensation increase to any director, officer or employee of Company or any of its Subsidiaries, and (ii) except in the ordinary course of business consistent with past practice or in accordance with the existing terms of contracts entered into prior to the date of this Agreement, make or grant or promise any increase in other benefits to be made available under any employee benefit plan or arrangement, or (iii) amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement;

(g)          make any acquisitions or commit to make any capital expenditures (except as specifically authorized by Buyer in writing);

(h)         settle or compromise any material dispute affecting Company or any of its Subsidiaries;

(i)             redeem or repurchase, directly or indirectly, any Equity Interests or declare, set aside or pay any dividends or make any other distributions (whether in cash or in kind) with respect to any Equity Interests;

(j)            subject any portion of its properties or assets to any Encumbrance;

(k)         sell, lease, license, assign or transfer any portion of its assets or properties, except for sales of inventory or product in the ordinary course of business to unaffiliated third Persons on an arm’s length basis or as specifically contemplated by this Agreement, or cancel without fair consideration any material debts or claims owing to or held by it;

(l)             incur any intercompany charges or conduct its cash management customs and practices, in each case other than in the ordinary course of business (including with respect to maintenance of working capital balances and inventory levels, making of capital expenditures, collection of accounts receivable and payment of accounts payable);

(m)     make any loans or advances to, or guarantees for the benefit of, any Persons (other than advances of expenses to employees in the ordinary course of business consistent with past practice);

(n)         grant any performance guarantee to its customers other than in the ordinary course of business and consistent with the policies and practices disclosed to Parent;

(o)         abandon or fail to maintain in effect any registrations or issuances with respect to the Business Intellectual Property Assets; or

(p)         enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

5.2                               Use of Intellectual Property.

(a)                                 Parent acknowledges that from and after the Closing Date, the Business Intellectual Property shall be or is intended to be owned, directly or indirectly by Company, that neither Parent nor any of its Affiliates shall have any rights in the Business Intellectual Property. Buyer acknowledges that from and after the Closing Date, the Intellectual Property Rights transferred from UTSC to an Affiliate of Parent shall be owned or are intended to be owned, directly or indirectly by Parent, that neither Buyer nor any of its Affiliates shall have any rights in such Intellectual Property Rights.  After the Closing, Parent will cease to use the Marks included in the Business Intellectual Property (the “Business Trademarks”) and any stylized logo derived from each such Business Trademark, and shall destroy or transfer to Company as soon as practicable any displays, signage, postings, stationery, packaging materials, supplies or inventory on hand upon which the Business Trademarks or such stylized logos appear.

(b)                                 After the Closing, neither Company nor its Subsidiaries shall use any Marks or other Intellectual Property of Parent and its Subsidiaries that is not included in the Business Intellectual Property or any stylized logo derived from each such Trademark, except, in each case, pursuant to licenses granted by Parent, and shall destroy or transfer to Parent any displays, signage, postings, stationery, packaging materials, supplies or inventory on hand upon which such Marks or such stylized logos appear.

(c)                                  Notwithstanding the above, subject to the terms and conditions of the License Agreement, the Buyer is permitted to use the trademarks and trade names using the term “UTStarcom” or variations thereof owned by the Parent or its Subsidiaries other than the Company free of charge for ten (10) years following the Closing Date (i) for IPTV Products all over the world and (ii) for Wireless products and service within PRC, such as WiFi solutions, LTE/4G terminals and handsets, etc., and (iii) for Subsidiaries and Affiliates of Buyer organized under the laws of the PRC or Hong Kong SAR, within the PRC and Hong Kong SAR. Notwithstanding the forgoing, NewCo acknowledges that NewCo’s products and services by use of UTStarcom trademarks shall not compete with UTStarcom’s products and services.

Subject to the terms and conditions of the License Agreement, in the event the Parent ceases to use the trademarks or trade names relating to “UTStarcom”, the Parent agrees that the Buyer shall be entitled to the ownership of such trademarks or trade names free of charge.

5.3                               Reasonable Best Efforts.

(a)         Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to issue a convertible bond to Parent on the terms and conditions described in the Convertible Bond, including by (i) negotiating and entering into definitive agreements with respect to the Convertible Bond on the terms and conditions set forth in the Convertible Bond or on other terms agreed by Parent and Company, (ii) satisfying on a timely basis all conditions applicable to Company in such definitive agreements that are within its control, and (iii) consummating the Convertible Bond issuance at or prior to the Closing Date.

(b)         Company, Buyer and Parent agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including to (i) negotiate and enter into definitive Transaction Documents; (ii) satisfying on a timely basis all conditions applicable to the parties in such definitive Transaction Documents that are within their respective control, and (iii) execute any additional customary instruments necessary to consummate the transactions contemplated hereby and thereby.

(c)          Parent shall complete the transfer of the equity interests of UTSC to the Company and obtain the renewed Approval Certificate and Business License of UTSC which indicate the Company is the sole shareholder of UTSC on or prior to the Closing Date.

(d)         Parent and Company shall use their reasonable best efforts to obtain Required Consents from the counter-parties to the agreements set forth on Schedule 5.3(d) necessary for the novation, legal transfer, assignment and/or assumption thereof to Company or one of its Subsidiaries and such other third party Required Consents as Buyer may reasonably request; provided, that neither Parent, Company nor any of its Subsidiaries shall, without the prior written consent of Buyer, relinquish any material economic right or amend any such agreement in a manner adverse to Company to obtain such consent.

(e)          Until all applicable Legal Impediments are removed and all applicable Required Consents are obtained as to each Delayed Transfer Asset and Delayed Transfer Liability, Company and Parent shall continue to use their reasonable best efforts to remove all such Legal Impediments and obtain all such Required Consents.

(f)           Parent and Buyer each agree to make, or cause to be made, as soon as practicable (and such parties shall use their commercially reasonable efforts to effect such filing within five (5) Business Days) after the date of this Agreement, any required filing or report with the appropriate Governmental Authority under any applicable Laws and to supply promptly any additional information and documentary material that may be requested pursuant to any applicable Laws. Parent and Buyer shall each pay one half of the costs of any required filing fees in connection with the foregoing.

5.4                               Employees.

(a)         As of the Closing Date, Company or its Subsidiaries shall have offered employment to each of the Transferred Employees.  At or before the Closing Date, Company or its Subsidiaries shall hire all employees who accept such offer of employment.

(b)         As of the Closing Date, Parent or its Affiliates (other than the Company and its Subsidiaries) shall have offered employment to each of the Retained Employees At or before the Closing Date, Parent or its Affiliates (other than the Company and its Subsidiaries) shall hire all employees who accept such offer of employment.

(c)          As of the Closing Date, Parent or its Subsidiary, as applicable, shall have terminated the employment of the Terminated Employees.

(d)         Offers of employment shall provide for credit for all prior periods of service with Company or Parent, or their respective Subsidiaries, as applicable, for purposes of participation in and calculation of potential severance, compensation and employee benefit plans, programs or arrangements of Buyer, Parent or their respective Subsidiaries, as applicable; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(e)          In addition, Buyer agrees to (i) credit each of the Transferred Employees with a number of paid vacation, sick leave and personal days immediately following the date of the Closing Date equal to the number of such days each such Transferred Employee has accrued but not used as of the date of the Closing Date under the applicable policies of Parent as in effect immediately prior to the date of the Closing Date, and (ii) allow each of the Transferred Employees to use such days following the date of the Closing Date in accordance with the applicable policies of Buyer and its Subsidiaries, as applicable, as are in effect from time to time (the “Transferred Employee Credits”).  Buyer and Company and Parent shall undertake in good faith to consider the preparation and filing of employment tax reports with respect to the Parent Transferred Employees and Company Transferred Employees, respectively.

(f)           At the Closing, Parent shall pay to Buyer an amount equal to the cash value of the restricted stock units of Parent held by the employees set forth on Schedule 5.4(f) that are not vested as of the end of the Closing Date.

(g)          Parent shall pay all severance costs arising out of the termination of employment of the Terminated Employees.

5.5                               Confidentiality.

(a)                                 From and after the Closing, Company and Parent (and its Subsidiaries) (as such, each, together with its Representatives, as defined below, a “Receiving Party”) shall hold in strict confidence from any Person and shall not, directly or indirectly, disclose, divulge or make any use of, and shall cause its directors, officers, employees, stockholders, affiliates, representatives and agents (collectively, “Representatives”) to hold in strict confidence from any

Person and to not, directly or indirectly, disclose, divulge or make any use of, any Confidential Information.  As used herein, the term “Confidential Information” shall mean and include any and all non-public information regarding Buyer, Parent and its Subsidiaries (as such, each, together with its Representatives, a “Disclosing Party”) held by the Receiving Party as of the Closing Date.

(b)                                 Notwithstanding the foregoing, nothing herein shall restrict the Receiving Party or its Representatives from using or disclosing any Confidential Information to the extent that such Confidential Information (i) is or becomes generally available to the public after the Closing other than as a result of a disclosure by the Receiving Party or its Representatives in breach hereof, (ii) became available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information, (iii) was independently developed by the Receiving Party, (iv) is generally made available to third parties by the Disclosing Party without restriction on disclosure, or (v) such disclosure is required by Governmental Orders, provided that the Receiving Party promptly notifies the Disclosing Party of such requirement in order that the Disclosing Party may seek an appropriate protective or similar order.

(c)                                  The parties, on behalf of themselves and their respective Representatives, acknowledge that in view of the nature of the Confidential Information and the objectives of each party in entering into this Agreement, the restrictions contained in this Section 5.5 are reasonable and necessary to protect the legitimate business interests of the parties after the Closing, and that money damages may not be a sufficient remedy for any breach of the restrictions in Section 5.5 and that the Disclosing Party shall be entitled (without necessity of posting a bond) to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Receiving Party of the restrictions in Section 5.5 but shall be in addition to all other remedies available at law or equity to the Disclosing Party.

5.6                               Non-Competition and Non solicitation.

(a)                                 Buyer, on behalf of itself and its Subsidiaries, hereby covenants and agrees that Buyer and its Affiliates shall not, directly or indirectly, for a period beginning on the Closing Date and ending on the date that is ten (10) years following the Closing Date, anywhere in the world, own, manage, operate, control, invest or participate in (either as an owner or shareholder or in any other similar capacity) with any business, partnership, firm, corporation or other entity (other than Parent) which is engaged, wholly or partly, in the same or substantially similar business as that conducted by Parent and its Subsidiaries (other than the Company and its Subsidiaries as of the Closing) as of the Closing Date (the “Parent Business”); provided, however, that nothing in this Agreement shall prevent or restrict Buyer, the Company or any of its Subsidiaries from any of the following: (i) continuing to conduct, operate, or otherwise invest in the Business; (ii) owning as a passive investment of less than three percent (3%) of the outstanding capital stock of a Person (whether public or private) that is engaged in the Parent Business; or (iii) owning a passive equity interest in private debt or equity investment fund in which Buyer or its Subsidiaries have no involvement with such entity or its business other than exercising voting and investment rights of an equity holder.

(b)                                 Parent, on behalf of itself and its Subsidiaries, hereby covenants and agrees that Parent and its Subsidiaries shall not, directly or indirectly, for a period beginning on the Closing Date and ending on the date that is ten (10) years following the Closing Date, anywhere in the world, own, manage, operate, control, invest or participate in (either as an owner or shareholder or in any other similar capacity) with any business, partnership, firm, corporation or other entity (other than the Company) which is engaged, wholly or partly, in the same or substantially similar business as the Business; provided, however, that nothing in this Agreement shall prevent or restrict Parent or any of its Subsidiaries from any of the following: (i) continuing to conduct, operate, or otherwise invest in Parent’s Broadband Business; (ii) owning as a passive investment of less than three percent (3%) of the outstanding capital stock of a Person (whether public or private) that is engaged in the Business; or (iii) owning a passive equity interest in private debt or equity investment fund in which Buyer or its Subsidiaries have no involvement with such entity or its business other than exercising voting and investment rights of an equity holder.

(c)                                  From the date hereof through the date of the first anniversary of the Closing Date, neither the Buyer or any of its Affiliates shall, directly or indirectly, solicit, recruit or hire (whether as an employee or a consultant) any of the Terminated Employees other than solicitations pursuant to general solicitations for employees through trade.

(d)                                 Buyer and Parent recognize that the Governmental Rules and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.6.  It is the intention of the parties that the provisions of this Section 5.6 be enforced to the fullest extent permissible under the Governmental Rules and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Governmental Rules or policies) of any provisions of this Section 5.6 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.6.  Accordingly, if any provision of this Section 5.6 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.  Each of Buyer and Parent hereby acknowledges and agrees that the covenants set forth in this Section 5.6 are reasonable and necessary in terms of time, geographic scope and line of business to protect the legitimate business interests of Buyer and Parent, which include the interests of Buyer and Parent in protecting valuable confidential business information associated with their respective business.  Each of Buyer and Parent expressly authorizes the enforcement of the covenants set forth in this Section 5.6 by the other party’s successors and permitted assigns.

(e)                                  The Parties, on behalf of themselves and their applicable Affiliates and representatives, acknowledge that in view of the foregoing, any breach or threatened breach of the provisions of this Section 5.6 by one Party will cause irreparable injury to the other Party for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach of this Section 5.6, each Party shall be entitled, in addition to the exercise of other remedies, to injunctive relief, without necessity of posting a bond, restraining the other Party or any of its Affiliates or representatives, as applicable, from committing such breach or threatened breach.

5.7                               Sale of Shares.  During the period beginning on the Closing Date and ending on the date that is six (6) months following the Closing Date, if Buyer sells, assigns, transfers, conveys or delivers, or cause to be sold, assigned, transferred, conveyed and delivered, to a third party, directly or indirectly, the Shares, Buyer shall pay Parent fifty percent (50%) of the total purchase price of the Shares paid by such third party.  During the period beginning on the date following the date that is six (6) months following the Closing Date and ending on the first anniversary of the Closing Date, if Buyer sells, assigns, transfers, conveys or delivers, or cause to be sold, assigned, transferred, conveyed and delivered, to a third party, the Shares, directly or indirectly, Buyer shall pay Parent twenty percent (20%) of the total purchase price of the Shares paid by such third party.

ARTICLE VI
COOPERATION

6.1                               Cooperation on Tax Matters.  Buyer, Parent, Company, and its Subsidiaries shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns, including providing powers of attorney, maintaining and making available to each other all records necessary in connection with such Tax Returns, and with respect to any audit, litigation or other proceeding with respect to Taxes of or with respect to Company and its Subsidiaries.  Each of Buyer and Parent agree to retain (and, in the case of Buyer, to cause Company and its Subsidiaries to retain) all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until ninety (90) days following the expiration of the applicable statute of limitations and to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Parent, as the case may be, shall allow the other party to take possession of such books and records.

6.2                               Cooperation on Litigation Matters.  Buyer, Parent, Company and their respective Subsidiaries shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in connection with Actions by third parties against any of Buyer, Parent, Company and their respective Subsidiaries that relate to or arise from the operation of their respective businesses prior to the Closing and that are not otherwise the subject of an indemnification claim pursuant to Article 11.  Each of Buyer and Parent agree to retain, and to cause their respective subsidiaries to retain appropriate books and records with respect to operation of their respective businesses for at least eight (8) years following the Closing and to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Parent, as the case may be, shall allow the other party to take possession of such books and records.

ARTICLE VII
CLOSING CONDITIONS OF BUYER

The obligation of Buyer to consummate the Closing shall be subject to the fulfillment to the satisfaction or the waiver by Buyer on or at the Closing of the following conditions.

7.1                               Representations and Warranties of Company and Parent.  Each of the representations and warranties of Company and Parent set forth in this Agreement that contain any Materiality Qualifiers shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific earlier date in which case such representations and warranties shall be true and correct in all respects as of such date), and each of the other representations and warranties of Company and Parent set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such date).

7.2                               Performance of Obligations of Company and Parent.  Company and Parent shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3                               No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any Law promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Acquisition and the other transactions contemplated by this Agreement illegal or (ii) otherwise prohibiting the consummation of the Acquisition and the other transactions contemplated by this Agreement.

7.4                               Delivery of Closing Documents.  Company and Parent shall have delivered, or shall have caused to be delivered, to Buyer, all in form and substance satisfactory to Buyer, the following:

(a)         a receipt for the Purchase Price;

(b)         a share certificate for the Shares issued in Buyer’s name;

(c)          a certificate executed by an authorized officer of Company and Parent, dated as of the Closing Date, certifying as the satisfaction of each of the conditions set forth in Sections 7.1, 7.2 and 7.3;

(d)         a true and complete copy, certified by the Secretary or an Assistant Secretary of Company, of the resolutions duly and validly adopted by the Board of Directors of Company evidencing its authorization of the execution and delivery of this Agreement and the Transaction Documents, the consummation by Company of the transactions contemplated hereby and thereby, and the delivery of the fairness opinion of American Appraisers, dated as of July 25, 2012, to Parent’s board of directors reasonably acceptable to Parent’s board of directors;

(e)          the Approval Certificate and the Business License of UTSC which indicate that the Company is the sole shareholder of UTSC;

(f)           all corporate documentation and instruments of UTSC and Shenzhen which are related to the control and operation of UTSC and Shenzhen, including but not limited to the current articles of association and all amendments, common seal, financial seal and all other seals, security devices of bank accounts, VAT printer, checks, financial books, human resources documents and all certificates and licenses;

(g)          the unaudited balance sheet of Company estimated as of the Closing Date, prepared in accordance with GAAP applied in a manner consistent with the application to the balance sheet of Parent, and corresponding bank statements reflecting the receipt of the proceeds of the Bond in an amount equal to USD$20,000,000;

(h)         the register of members of Company reflecting Buyer’s purchase of the Shares;

(i)             the Employee Payment;

(j)            the Cash Payment Amount reflected in and calculated in accordance with the Estimated Net Asset Amount; and

(k)         such other supporting documents and certificates as Buyer may reasonably request and as may be required pursuant to this Agreement.

7.5                               Convertible Bond Issuance.  Company shall have issued to UTStarcom Hong Kong Ltd. the Convertible Bond.

7.6                               Employees.

(a)         The Company or its Subsidiaries shall have hired all Transferred Employees.

(b)         The Company or its Subsidiary, as applicable, shall have terminated all Terminated Employees.

(c)          Parent or one of its Subsidiaries (other than the Company and its Subsidiaries) shall have hired the Retained Employees.

7.7                               Fairness Opinion.  American Appraisers China Limited shall have delivered to the board of directors of Parent a fairness opinion relating to the Acquisition, dated July 25, 2012, that is reasonably acceptable to the board of directors of Parent and which fairness opinion shall not have been withdrawn or adversely amended, modified or supplemented.

7.8                               Consents and Waivers.  Company shall have furnished Buyer with evidence, in form and substance satisfactory to Buyer, of all authorizations, waivers, consents and permits, identified on Schedule 5.3(d).

7.9                               Schedules.  The schedules to this Agreement shall have been agreed by Parent and Buyer.

7.10                        Transaction Documents.  The Transaction Documents shall have been duly executed and delivered by Parent and its Subsidiaries, as applicable.

ARTICLE VIII
CLOSING CONDITIONS TO THE OBLIGATIONS
OF COMPANY AND PARENT

The obligation of Company and Parent to consummate the Closing shall be subject to the fulfillment to the satisfaction of, or the waiver by, Company and/or Parent, as applicable, on or at the Closing of the following conditions.

8.1                               Representations and Warranties of Buyer.  Each of the representations and warranties of Buyer set forth in this Agreement that contain any Materiality Qualifiers shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific earlier date in which case such representations and warranties shall be true and correct in all respects as of such date), and each of the other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such date).

8.2                               Performance of Obligations of Buyer.  Buyer shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3                               No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any Law promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (a) making the consummation of the Merger and the other transactions contemplated by this Agreement illegal or (b) otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement.

8.4                               Closing Deliveries.  Buyer shall have delivered, or shall have caused to be delivered, to Parent, all in form and substance satisfactory to Parent, the following:

(a)         Buyer shall have delivered a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith and (ii) the satisfaction of each of the conditions set forth in Sections 8.1, 8.2, 8.3, and 8.4; and

(b)         such other supporting documents and certificates as Parent may reasonably request and as may be required pursuant to this Agreement.

8.5                               Schedules.  The schedules to this Agreement shall have been agreed by Parent and Buyer.

8.6                               Transaction Documents.  The Transaction Documents shall have been duly executed and delivered by Buyer, the Company and its Subsidiaries, as applicable.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1                               Survival of Representations, Warranties and Covenants.

(a)         All covenants, agreements, representations and warranties of Company, Parent and Buyer made herein and in the certificates, exhibits and schedules delivered or furnished to Parent or Buyer in connection herewith are material and (i) shall be deemed to have been relied upon by the party or parties to whom they are made and shall survive the Closing regardless of any investigation or pre-Closing Knowledge on the part of such party or its representatives and (ii) shall bind the parties’ successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of Company’s, Parent’s and Buyer’s respective successors and assigns, whether so expressed or not.

(b)         The representations and warranties contained in this Agreement shall expire and terminate and be of no further force and effect on the fifth anniversary of the Closing Date (the “Expiration Date”).

9.2                               Transaction Related Indemnification.

(a)                                 Subject to this Article IX, Parent shall, from and after the Closing Date, indemnify and hold harmless Buyer, its Affiliates, officers, directors, agents and employees, and each Person who controls or may control Buyer (each of the foregoing, a “Buyer Indemnified Person”) from and against any and all losses, liabilities, damages, claims, suits, settlements, reduction in value, costs and expenses, including reasonable costs of investigation, settlement, and defense and reasonable legal fees, court costs, and any interest costs or penalties (collectively, “Losses”), arising out of, related to or otherwise by virtue of:

(i)                                     any failure of any representation or warranty made by Parent or Company in Article II or Article III to be true and correct in all respects as of the date hereof and as of the Closing Date (as though such representation or warranty were made as of the Closing Date);

(ii)                                  any breach of any of the covenants or agreements made by Parent or Company in this Agreement;

(iii)                               any Tax Liability imposed on the Company arising from Tax benefits granted to the Company by an PRC Governmental Authority; provided none of Buyer, the Company or any of their respective Affiliates have taken any action or failed to take any action (other than satisfying such Liability) as shall have proximately caused such Governmental Authority to impose such Liability;

(iv)                              any guaranty, letter of credit or similar credit support issued or provided by UTSC for or in respect of any liability of Parent or any Subsidiary of Parent other than the Company and its Subsidiaries;

(v)                                 any Excluded Liabilities;

(vi)                              any Contract relating to the Business the execution or performance of which was not in compliance with applicable laws at the time at which it was executed or performed;

(vii)                           any Actions by any Governmental Authority relating to activities of the Company and its Subsidiaries prior to the Closing.

(b)                                 Buyer shall not have any right of contribution, right of indemnity or other right or remedy against Parent, Company, any of their respective Subsidiaries or any employees in connection with any indemnification obligation or any other liability to which Buyer may become subject under or in connection with this Agreement.

(c)                                  Subject to this Article IX, Buyer shall, from and after the Closing Date, indemnify and hold harmless Parent, its Affiliates, officers, directors, agents and employees, and each Person who controls or may control the Parent or Company (each of the foregoing, a “Parent Indemnified Person” and together with Buyer Indemnified Person, the “Indemnified Person”) from and against any and all Losses arising out of, related to or otherwise by virtue of:

(i)                                     any failure of any representation or warranty made by Buyer in Article IV to be true and correct in all respects as of the date hereof and as of the Closing Date (as though such representation or warranty were made as of the Closing Date)

(ii)                                  any breach of any of the covenants or agreements made by Buyer in this Agreement;

(iii)                               any Assumed Liability;

(iv)                              the operation of the Purchased Assets by the Buyer and its Subsidiaries after the Closing;

(v)                                 conduct of the Business following the Closing; or

(vi)                              any claim by any Transferred Employee for severance or separation payments.

(d)                                 Following the Closing, Parent shall not have any right of contribution, right of indemnity or other right or remedy against Buyer, Company, any of their respective Subsidiaries or any employees in connection with any indemnification obligation or any other liability to which Parent may become subject under or in connection with this Agreement.

(e)                                  No Indemnified Person’s rights under this Article IX shall be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, by such Indemnified Person at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to the Closing.

(f)                                   The amount of any Losses payable under this Article IX shall be net of any amounts actually recovered under applicable insurance policies or from any other persons alleged to be responsible therefor.

(g)                                  The Indemnified Person shall mitigate, to the extent required by applicable law, any Losses for which such Indemnified Persons seek indemnification under this Article IX and shall use commercially reasonable efforts to seek any amounts available under insurance coverage or from any other person alleged to be responsible for any Losses payable under this Article IX; it being understood that making a written request for payment from any such insurer or other party shall constitute compliance with this Section 9.2 and that no further efforts, including, without limitation, litigation against such insurer or other party, shall be necessary.

(h)                                 Except for the remedies set forth in this Agreement, this Article IX will provide the sole and exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement and the other transactions contemplated hereby except for claims resulting from fraud.

9.3                               Claims for Indemnification.  At any time that an Indemnified Person has a claim that has resulted or would reasonably be expected to result in a Loss (a “Liability Claim”) that is indemnifiable under Section 9.2, such Indemnified Person shall promptly deliver a notice of such Liability Claim (a “Claims Notice”) to Company or Parent (in the case of a claim by a Buyer Indemnified Person) or to Buyer (in the case of a claim by a Parent Indemnified Person) (either, as such, “Indemnifying Person”).  A Claims Notice shall (a) be signed by an officer of Parent, Company or Buyer, as applicable, (b) describe the Liability Claim in reasonable detail (based upon the information then possessed by the Parent, Company or Buyer, as applicable) and (c) indicate the amount (or a good faith estimate of the amount, if necessary) of the Loss that has been or is reasonably likely to be suffered by the Indemnified Persons.  No delay in or failure to give a Claims Notice by any Indemnified Person to Parent, Company or Buyer, as applicable, pursuant to this Section 9.3 shall adversely affect any of the other rights or remedies that the Indemnified Person has under this Agreement or alter or relieve Parent, Company or Buyer, as applicable, of its obligations to indemnify the Indemnified Person pursuant to this Article IX, except and to the extent that such delay or failure has adversely prejudiced such parties.

9.4                               Objections to and Payment of Claims.

(a)                                 An Indemnifying Person may object to any Liability Claim set forth in such Claims Notice by delivering written notice to the Indemnified Person (an “Objection Notice”).  Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b)                                 If an Objection Notice is not delivered to an Indemnified Person within 30 days after delivery of the Claims Notice, such failure to so object shall be an irrevocable acknowledgment by each party to this Agreement that the Indemnified Persons are entitled to indemnification under Section 9.2 for the Losses set forth in such Claims Notice in accordance with this Article IX.

(c)                                  If a Claims Notice was delivered to an Indemnifying Person and no Objection Notice was delivered to Indemnified Person within 30 days after delivery of the Claims Notice, or an Objection Notice was delivered to Indemnified Person within 30 days of the delivery of the Claims Notice, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claims Notice, then the Indemnifying Person shall wire transfer to the Indemnified Party, as soon as practicable, (i) the amount of such Losses set forth in the Claims Notice, if no Objection Notice was delivered to the Indemnified Person, or (ii) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to the Indemnified Person.

9.5                               Resolution of Objections to Claims.

(a)                                 If an Indemnified Person objects in writing to any Liability Claim made in any Claims Notice within 30 days after delivery of such Claims Notice, the Indemnified Person and Indemnifying Person shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Indemnified Person and Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, with respect to a Loss suffered by any Indemnified Person, within 10 days of entering into such memorandum, the Indemnifying Person shall wire transfer to the Indemnified Person the amount agreed to be delivered to the Indemnified Person in the memorandum.

(b)                                 If no such agreement can be reached after good-faith negotiation, within 30 days after delivery of an Objection Notice either the Indemnified Person or the Indemnifying Person may institute binding arbitration against the other to resolve the dispute in accordance with the provisions of Section 11.6.  Upon the final decision by the arbiter, a memorandum setting forth such decision shall be prepared and signed by both parties and within 30 days of such decision, (i) if any Losses were determined to be suffered by a Buyer Indemnified Person, Buyer shall indemnify such Indemnified Person for the determined amount of Losses in accordance with Section 9.2 and (ii) if any Losses were determined to be suffered by a Parent Indemnified Person, Parent shall indemnify Company for the determined amount of Losses in accordance with Section 9.2.

(c)                                  During the period from the giving of any Claims Notice through the institution of binding arbitration in accordance with Section 9.4(b), each party will be entitled to the timely production by the other party of relevant, non-privileged and non-confidential documents or copies thereof.

9.6                               Third-Party Claims.

(a)         In the case of a claim asserted by a party other than a Buyer Indemnified Party or a Parent Indemnified Party (a “Third Party Claim”), within thirty (30) days after receiving notice of a claim for indemnification or reimbursement, such party shall, by written notice to the other party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved.

(b)         The Indemnifying Person shall be entitled to assume and control the defense of any Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party; provided, however, that if an Indemnifying Person provides such notice or otherwise assumes the defense of any Third Party Claim, such Indemnifying Person shall be deemed to have acknowledged and agreed that (i) it shall be fully responsible for all Losses relating to such Third Party Claim, (ii) the Indemnified Party is entitled to indemnification hereunder for such Third Party Claim and (iii) (x) the Indemnifying Person shall vigorously defend against such Third Party Claim at its own cost and expense and (y) such indemnification shall be paid fully and promptly if required and that such Indemnifying Person shall not permit the Indemnified Party to incur or suffer any cost or expense during any proceeding related to such Third Party Claim; provided further, however, that the Indemnifying Person shall not have the right to assume such defense, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Person seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, or (C) involves a claim which the Indemnified Party reasonably determines the Indemnifying Person failed or is failing to vigorously prosecute or defend.  The Indemnified Party shall cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person, at the Indemnifying Person’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Person.  If the Indemnifying Person does not assume control of such defense, the Indemnified Party shall control such defense.  The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Person and the Indemnified Party have actual or potential conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be paid on a current basis; provided, however, that in no event shall the Indemnifying Person be responsible for the fees and expenses of more than one counsel for all Indemnified Parties (in addition to any local counsel).  The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto.  Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Person will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) that does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) that does not include a complete release of the Indemnified Party from all liability with respect thereto; (iii) that imposes any liability or obligation on the Indemnified Party (other than monetary damages with respect to which the Indemnifying Person shall fully indemnify the Indemnified Person); or (iv) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof), or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof).

ARTICLE X
TERMINATION

10.1                        Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)         by Parent, if the Acquisition shall not have then occurred on or prior to December 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any party hereto whose breach of this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date;

(b)         by Buyer, if the Acquisition shall not have then occurred on or prior to the Termination Date, unless the failure to consummate the Acquisition is the result of a breach by Buyer of any of its representations, warranties, covenants or agreements under this Agreement;

(c)          by mutual written consent of Parent and Buyer;

(d)         by either Buyer or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Acquisition and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.1(d) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

(e)          by Buyer in the event of a breach by Company or Parent of any (1) representation or warranty or (2) covenant or other agreement contained in this Agreement, in the case of clause (1) and (2) which (i) would give rise to the failure of any condition set forth in Article VII hereof and (ii) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice thereof to Parent by Buyer; or

(f)           by Parent in the event of a breach by Buyer of any (1) representation or warranty or (2) covenant or other agreement contained in this Agreement, in the case of clause (1) and (2), which (i) would give rise to the failure of a condition set forth in Article VIII hereof and (ii) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice thereof to Buyer by Parent.

10.2                        Procedure Upon Termination.  In the event of termination of this Agreement by Parent or Buyer, or both, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Acquisition and related transactions contemplated by this Agreement shall be abandoned, without further action by Buyer, Parent or Company.

10.3                        Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Buyer, Parent or Company or, to the extent applicable, their respective officers, directors or equityholders, other than (a) the provisions of Article IX, Article XI and this

Article X, (b) any liability of any party for any willful or intentional breach of this Agreement prior to such termination, (c) in the event of a termination by Buyer pursuant to Section 10.1(e)(2), provided Parent is not entitled to terminate this Agreement pursuant Section 10.1(f)(2), Parent shall (i) if Mr. Lu is then serving as Chief Executive Officer of Parent, terminate Mr. Lu’s employment with Parent without cause (as set forth in the Involuntary Termination Severance Agreement, dated February 1, 2010, by and between Parent and Mr. Lu, as amended (the “Severance Agreement”)), and in accordance with the terms of the Severance Agreement, pay all amounts due thereunder and (ii) shall pay as liquidated damages an additional amount equal to two million dollars ($2,000,000.00) and (d) in the event of a termination by Parent pursuant to 10.1(f)(2), provided Buyer is not entitled to terminate this Agreement pursuant to Section 10.1(e)(2), Mr. Lu shall forfeit all rights to any severance or other separation payments or benefits payable pursuant to the Severance Agreement, if not already paid, and if paid shall return the amount of all cash payments, net of any and all Taxes paid or payable on the payment by Parent of such amount, and return any ordinary shares of Parent issued or the proceeds of any sales of such shares, net of any and all Taxes paid or payable in connection with the issuance.

ARTICLE XI
GENERAL

11.1                        Amendments, Waivers and Consents.  For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.  No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision.  No amendment to this Agreement may be made without the written consent of Company, Parent, and Buyer.

11.2                        Construction.  The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.  Any reference to the singular in this Agreement shall also include the plural and vice versa, as the context may require.  The word “including” shall be deemed to mean “including, without limitation.”  As used herein, unless the context otherwise requires, the words “hereof,” “herein” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof.  All references to dollar amounts shall be to lawful currency of the United States.  Accounting terms used herein shall have the meanings given to them by GAAP by the Person to which such terms relate.  References to any Law shall be construed as a reference to the same as in effect on the date of this Agreement and shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

11.3                        Counterparts.  This Agreement may be executed in any number of counterparts, in each case including by facsimile or portable document format (pdf), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

11.4                        Fees and Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Acquisition is consummated, each of Company, Parent and Buyer will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith, including the fees and disbursements of counsel, financial advisors and accountants.

11.5                        Notices and Demands.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand, messenger or courier service addressed:

(a)         if to Parent, to:

UTStarcom Holdings Corp.

52-2 Building, BDA International Enterprise Avenue

No. 2 Jingyuan North Center

Daxing District, Beijing, P.R. China

Attn: General Counsel
Facsimile: +86 (10) 8520-5599

with copy to:

Covington & Burling LLP

333 Twin Dolphin Drive, Suite 700

Redwood Shores, CA 94065
Attn:                    Carmen Chang, Esq. and Scott Anthony, Esq.
Facsimile: (650) 632-4800

(b)         if to Buyer or Mr. Lu, to:

Eagle Field Holding Limited

52-2 Building, BDA International Enterprise Avenue

No. 2 Jingyuan North Center

Daxing District, Beijing, P.R. China

Attn: Mr. Ying (Jack) Lu
Facsimile: +86 (10) 8520-5599

With a copy to:

Jun He Law Offices

China Resources Building, 20th Floor

8 Jianguomenbei Avenue, Beijing 100005, P. R. China

Attn: Lixin Cui, Esq. and Jiao Jiao Esq.

Facsimile: +86(10) 8519-1350

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) when delivered, if delivered personally; (ii) at the earlier of its receipt or five (5) days after the same has been deposited in a regularly maintained receptacle for the deposit of the mail, if sent by first-class registered or certified mail; (iii) on the next business day after deposit with an recognized courier service, if sent by overnight courier service for next day delivery; (iv) three (3) business days after deposit with an internationally-recognized courier service, if sent by international overnight courier service; or (v) if sent via facsimile, upon confirmation of facsimile transfer.  In each instance, all postage and delivery fees and expenses shall be pre-paid by the sender

11.6                        Dispute Resolution; Governing Law.

(a)         Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation.  Such consultation shall begin immediately after one party to a dispute has delivered to the other party or parties to such dispute a written request for such consultation.  If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b)         The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be one arbitrator.  The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the Centre shall appoint the arbitrator.

(c)          The arbitration tribunal shall apply the Hong Kong International Arbitration Centre Administered Arbitration Rules as administered by the Centre at the time of the arbitration.

(d)         The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong, without regard to principles of conflicts of laws, and shall not apply the laws of any other jurisdiction.

(e)          Each party to a dispute shall cooperate with the other party or parties to such dispute in making full disclosure of and providing complete access to such information and documents requested by the other party or parties to such dispute that are reasonably related to the subject matter of the arbitration proceedings; provided, however, that the disputing parties shall be required to enter into appropriate confidentiality agreements with regard thereto.

(f)           In the course of arbitration, the disputing parties shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration.

(g)          The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(h)         Any disputing party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.7                        Remedies; Severability.  It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by Law).  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision (or part thereof) of this Agreement shall be deemed prohibited or invalid under such applicable Law, such provision (or part thereof) shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

11.8                        Integration.  This Agreement, including the exhibits, schedules, documents and instruments referred to herein or therein, constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  All schedules and exhibits hereto are expressly made a part of this Agreement.

11.9                        No Third Party Beneficiaries.  Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons (including employees of Company or any of its Subsidiaries) other than the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended and shall not give any third Persons any right of subrogation or action over or against any of the parties hereto.

11.10                 Joint Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11                 Confidentiality.  The parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or public announcement with respect to this Agreement, the terms and or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.

11.12                 Entire Agreement; Assignment.  This Agreement, the exhibits and schedules hereto, the Disclosure Schedule, the Transaction Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of Law or otherwise, except that prior to Closing (i) Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and (ii) Buyer may assign its rights and obligations hereunder to a newly formed corporate entity as long as, Buyer remains ultimately liable for all of Buyer’s obligations hereunder other than those set forth in Article 9.

ARTICLE XII

CERTAIN DEFINITIONS

12.1                        Certain Defined Terms.  For purposes of this Agreement, the term:

“Action” means any legal action, investigation, inquiry, suit, litigation, arbitration, proceeding or hearing, (including any civil, criminal, administrative or appellate proceeding) by or before any Governmental Authority or duly appointed arbitration authority.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and in the case of a natural Person shall include any individual related by marriage or adoption to any such individual (including such natural Person’s immediate family members) or any entity in which any such natural Person owns any beneficial interest (excluding the ownership of less than 1% of the capital stock of any publicly-traded corporation).

“Broadband Business” means the development, distribution and manufacturing and outsourcing the manufacturing of broadband Internet Protocol-based telecommunications infrastructure product solutions that enable high-speed voice, video and data transmissions over broadband IP-based networks; Broadband infrastructure solutions include digital subscriber line products, multi-service access node products and fiber optics products as well as corresponding service offerings, including technical support services;  Broadband infrastructure solutions contain software and hardware products that enable end users to access high-speed, cost-effective wireline data, voice and media communication.

“Business” means, collectively, the IPTV Business and PHS Business.

“Business Day” means any day other than a day on which banks and financial institutions in Hong Kong SAR are authorized to be closed for business.

“Business Intellectual Property Assets” means all Intellectual Property Assets and Technology (i) owned or purported to be owned by UTSC or Shenzhen, (ii) licensed to UTSC and used exclusively in the Business by, (iii) owned or purported to be owned by Parent or any of its Subsidiaries and used exclusively in the Business or Products and (iv) to be set forth on Schedule 12(i), which shall be assigned to UTSC or any of its Subsidiaries.

“Cash” means the total of the unrestricted cash, cash equivalents and marketable securities of Company and its Subsidiaries on hand or in bank, brokerage or other accounts or on deposit with any financial institution.

“Cash Payment Amount” means the amount of cash equal to the absolute value of the Net Assets of the Company, up to thirty million dollars ($30,000,000.00).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Software”  means all Software and Source Code used exclusively in the Business.

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, Lease, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, employment agreement, severance agreement, license, instrument, obligation or commitment, whether written or oral, which is legally binding upon the party against which enforcement is sought.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Documents” or “Documentation” means (a) all administration, technical, support and other manuals and all other written, printed, electronic or other format materials, relating to a Technology; and (b) all Source Code specifications including, without limitation, all available reference manuals, user and operating guides and manuals, design specifications, functional specifications, flow charts, internal use listings or manuals relating to error corrections, fixes and workarounds, file and program cross-reference information (whether in manual, guide or other format), whether in human-readable, electronic or machine-readable form in the current version of such Documents.

“Encumbrance” means any liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Enforceability Exceptions” means (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and (ii) the application of equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Governmental Order” means any legally binding order, writ, judgment, injunction, decree, stipulation, award, subpoena or determination of any Governmental Authority or duly appointed arbitrator.

“Indebtedness” means (i) all indebtedness or other obligation of Company and/or any of its Subsidiaries for borrowed money, whether current, short-term or long-term, secured or unsecured, and all accrued interest, premiums, penalties and other obligations relating thereto, (ii) all indebtedness of Company and/or any of its Subsidiaries evidenced by any note, bond, debenture or other security, (iii) all indebtedness of Company and/or any of its Subsidiaries for the deferred purchase price for purchases of property which is not evidenced by trade accounts payables, (iv) all existing lease obligations of Company and/or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (v) any liability of Company and/or any of its Subsidiaries under deferred compensation plans, phantom stock plans, severance or bonus plans (in the case of any such bonus plan, solely in connection with the transactions contemplated by this Agreement) and any Change in Control Payments, (vi) any off-balance sheet financing of Company and/or any of its Subsidiaries, (vii) any payment of obligations of Company and/or any of its Subsidiaries in respect of banker’s acceptances or letters of credit, (viii) any liability of Company and/or any of its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (ix) any indebtedness referred to in clauses (i) through (ix) above of any Person which is either guaranteed by, or secured by an Encumbrance upon any property or asset owned by, Company and/or any of its Subsidiaries and (x) accrued and unpaid interest of, and prepayment premiums, breakage costs, penalties or similar contractual charges arising as result of the discharge at the Closing of, any such foregoing obligations.

“Independent Auditor” means PricewaterhouseCoopers LLC (or an affiliate thereof), or another internationally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, each of Parent and Buyer.

“Intellectual Property Assets” means the legal rights associated with any of the following:

(a)         patents and patent applications of any kind (collectively, “Patents”);

(b)         rights in trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and registrations and applications for registration of any of the foregoing (collectively, “Marks”);

(c)          copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, (collectively, “Copyrights”); and

(d)         rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Trade Secrets”).

“Inventories” means all inventory, merchandise, goods, works in progress and raw materials related to the Business, maintained, held or stored by or for Parent or its Subsidiaries, including the items to be set forth on Schedule 12(ii).

“IPTV Business” means the delivery of broadcast television and on-demand video services over carrier networks to residential and commercial premises using Company’s Internet Protocol Television system, RollingStream™.

“IPTV Contracts” means Contracts with customers, vendors and other third parties that relate to the IPTV Business to be set forth on Schedule 12(iii).

“Knowledge” means knowledge, after due inquiry, of a fact or circumstance or an awareness of a reasonable probability of such fact’s or circumstance’s existence or future occurrence; provided, however, that such knowledge or awareness shall be inferred from evidence of a conscious disregard or avoidance of the facts and circumstances, provided further, that “due inquiry” shall not require inquiry with employees (regarding future employment plans), suppliers or customers with respect to any matter and the phrases “to Company’s Knowledge,” “to the Knowledge of Company” and/or similar uses of Knowledge coupled with Company shall mean to the Knowledge of any of the persons listed on Schedule 12(iv).

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Material Adverse Effect” means any effect, change, event, occurrence, circumstance or development (each a “Change”, and collectively, “Change”) that is or could reasonably be likely to be materially adverse to the assets, liabilities, condition (financial or other), business, results of operations or prospects of Company and its Subsidiaries taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or could reasonably be likely to occur, other than any such Change disproportionately affecting Company or its Subsidiaries or that could reasonably be likely to disproportionately affect Company and its Subsidiaries:

(e)          general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(f)           conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(g)          conditions (or changes in such conditions) in the industries in which Company conducts business;

(h)         political conditions (or changes in such conditions) in the United States or any other country or region in the world;

(i)             acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(j)            earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(k)         any actions taken by Parent or Company, or their failure to take action, in each case, which Buyer has, in writing and in advance thereof, approved, consented to or requested;

(l)             changes in Law or other legal or regulatory conditions (or the interpretation thereof); and

(m)     changes in GAAP or other accounting standards (or the interpretation thereof).

“Net Assets” means an amount equal to, as of the Closing, (i) the aggregate of all current assets of the Company and its Subsidiaries, less (ii) the aggregate of all current Liabilities of the Company and its Subsidiaries, in each case, determined in accordance with GAAP applied in a manner consistent with the financial statements of Parent.  Calculation of Net Assets shall be based on the methodology set forth in Schedule 1.9.

“Non-U.S. person” means any person who is not a U.S. person or is deemed not to be a U.S. person under Rule 902(k)(2) of the Securities Act.

“Object Code” means Software and code substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly or from which semiconductor mask works can be derived.

“Permitted Liens” shall mean (a) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements; (d) Liens in favor of Parent or its Subsidiaries; (e) Liens upon any equipment acquired or held by Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, so long as such Lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (f) Liens arising from judgments, decrees or attachments; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (h) Liens which constitute rights of setoff of a customary nature or banker’s liens, whether arising by law or by contract; (i) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and (j) leases or subleases and licenses or sublicenses granted in the ordinary course of Company’s business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

“PHS Business” means the sale of the Personal Handy-phone System.

“PRC” means the People’s Republic of China, including Hong Kong and Macau.

“PRC Subsidiary” means any of the subsidiaries of Company, including UTSC and Shenzhen.

“Products” means a product, component, software or technology, excluding Third Party Products, that is or was designed, developed, and/or made by, or for, the Business and is or was sold, resold, distributed, licensed or otherwise made commercially available by the Business.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs and all related source code and object code, program files, field and data definitions and relationships, data definition specifications, data models, program and system logic, APIs, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such Software, and all documentation related thereto, and all embodiments of any of the foregoing.

“Source Code” means Software and code, other than Object Code form, including related comments and annotations, help text, data and data structures, instructions and procedural, object oriented and other code, or other Documentation, which may be printed out or displayed in human readable form or from which Object Code can be derived by compilation or otherwise.

“Subsidiary” means any corporation more than 50% of whose outstanding securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Company.

“Tax” means any (i) federal, state, local, foreign or other taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, charge, custom, duty, fee, impost, levy or assessment imposed by any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined or unitary group or being (or having been) included or required to be included in any Tax Return related thereto and (iii) liability for the payment of any amount of the type described in clause (i) or clause (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, estimate, information return and statement (including any attachment, amendment or schedule thereto) required to be filed with any Governmental Authority in respect of any Tax.

“Technology” means any or all of the following (i) works of authorship, (ii) hardware or Software, (iii) data bases, test streams, test data, technical data, Documentation, designs, files, records, and data, (iv) computer programs and code whether embodied in Software, firmware or otherwise whether in Source Code or Object Code format, (v) inventions, proprietary and confidential information, trade secrets and know how, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, test methodologies, compilers, and development tools, and (ix) any and all instantiations or embodiments of the foregoing or of any Intellectual Property Rights, in any form and embodied in any media.

“Third Party Product” means any product, component, software or technology supplied to Company or any of its Subsidiaries by a third party which is sold, resold, licensed, distributed or otherwise made commercially available by Company or any of its Subsidiaries substantially in the form supplied or as a component of a product, or that is sold by Company under the Mark of a third party.

“Transaction Documents” means this Agreement, the License Agreement, the Broadband Reseller Agreement, the IPTV Reseller Agreement, Assignment Agreement, the Transition Services Agreement, the Master Services Agreement, the Convertible Bond and any all agreements, certificates and statements delivered in connection with any of the foregoing.

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. person” (as defined in Regulation S) means:

(i)                                     a natural person resident in the United States;

(ii)                                  any partnership or corporation organized or incorporated under the laws of the United States;

(iii)                               any estate of which any executor or administrator is a U.S. person;

(iv)                              any trust of which any trustee is a U.S. person;

(v)                                 any agency or branch of a foreign entity located in the United States;

(vi)                              any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii)                           any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and

(viii)                        a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

12.2                        Additional Defined Terms.  The following terms shall have the meanings defined for such terms in the Article or Section of this Agreement set forth below:

Term	Article/Section
“Acquisition”	Recitals
“Assignment Agreement”	Recitals
“Agreement”	Recitals
“Assumed Liabilities”	1.7
“Balance Sheet”	3.3
“Books and Records”	1.2(a)(ix)
“Broadband Reseller Agreement”	Recitals
“Business Acquisition	Recitals
“Business Trademarks”	5.2(a)
“Buyer”	Recitals
“Buyer Disclosure Schedule”	Article IV
“Buyer Indemnified Person”	9.2(a)
“Centre”	11.6(b)
“Claims Notice”	9.3
“Closing”	1.10
“Closing Net Asset Statement	1.9(b)(ii)
“Company”	Recitals
“Confidential Information”	5.5(a)
“Confirmation Certificate”	1.9(b)(iv)
“Contemplated Transactions”	2.1
“Convertible Bond”	Recitals
“Delayed Transfer Assets”	1.4
“Delayed Transfer Liabilities”	1.4

Term	Article/Section
“Disclosing Party”	5.5(a)
“Disclosure Schedule”	Article II
“Employees”	Recitals
“Employee Payment”	1.9(a)
“Employee Plans”	1.2(a)(xiii)
“Equity Interests”	3.2(a)
“Estimated Net Asset Statement”	1.9(b)(i)
“Excluded Assets”	1.2(b)
“Excluded Liabilities”	1.8
“Expiration Date”	9.1(a)
“Indemnified Person”	9.2(c)
“Indemnifying Person”	9.3
“IPTV Reseller Agreement”	Recitals
“Legal Impediment”	1.4
“Liability Claim”	9.3
“Liabilities”	1.7
“License Agreement”	Recitals
“Losses”	9.2(a)
“Master Services Agreement”	Recitals
“Net Asset Dispute Notice”	1.9(b)(iv)
“Objection Notice”	9.4(a)
“Parent Business”	5.6(a)
“Parent Indemnified Person”	9.2(c)
“Pre-Closing Tax Liabilities”	1.8(a)
“Purchase Price”	1.6
“Purchased Assets”	1.2(a)
“Real Property”	1.7(h)
“Receiving Party”	5.5(a)
“Representatives”	5.5(a)
“Required Consent”	1.4
“Restricted Period”	4.4(a)(iv)
“Retained Employees”	Recitals
“Severance Agreement”	10.3
“Share Purchase”	Recitals
“Shares”	Recitals
“Shenzhen”	Recitals
“Terminated Employees”	Recitals
“Termination Date”	10.1(a)
“Third Party Claim”	9.6(a)
“Transfer Taxes”	1.12
“Transferred Employees”	Recitals
“Transferred Employee Credits”	5.4(e)
“Transition Services Agreement”	Recitals
“UTSC”	Recitals

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

COMPANY:

UTSTARCOM HONG KONG HOLDING LIMITED

By:
Name:	Jack Lu
Title:	CEO

PARENT:

UTSTARCOM HOLDINGS CORP.

By:
Name:	Xiaoping Li
Title:	Director

BUYER:

EAGLE FIELD HOLDING LIMITED

By:
Name:	Jack Lu
Title:	CEO

MR. LU:

Ying (Jack) Lu

Schedule 1.9

Calculation of the Net Assets shall be done in accordance with the following principles:

1.                                      The aggregate of the Liability that would be incurred for the severance of all of the Transferred Employees shall be a current liability.

2.                                      Twenty million dollars ($20,000,000.00) in cash shall not be considered as a current asset and the Bond shall not be considered as a current liability.

3.                                      Other than as set forth in this schedule, current assets and current liabilities shall have the meanings ascribed to them by GAAP as applied consistent with the financial statements of Parent.

a.                                      Current Assets shall include but not be limited to the following balance sheet line items:

Accounts Receivable

Inventories

Deferred Costs

Fixed Assets

Other Assets

b.                                      Current Liabilities shall include but not be limited to the following balance sheet line items:

Accounts Payable

Accrued Liabilities

Customer Advances

Deferred Revenue Short-Term

Deferred Revenue Long-Term

Other Liabilities Short-Term

Other Liabilities Long-Term

4.                                      All amounts shall be as of the end of the Closing Date.

5.                                      Amounts paid to Buyer pursuant to Section 5.4(f) shall not be considered as a current asset.

Schedule A Letter of Undertaking

August     , 2012

To:                             UTStarcom Hong Kong Holding Limited

UTStarcom Holdings Corp.

Eagle Field Holding Limited

Mr. Ying (Jack) Lu

UTStarcom Telecom Co., Ltd. (“HUTS”) is fully aware of and agrees with the Master Reorganization Agreement Share and Asset Purchase Agreement (the “Master Agreement”) entered into by and among UTStarcom Hong Kong Holding Limited, UTStarcom Holdings Corp. Eagle Field Holding Limited and Mr. Ying (Jack) Lu on August     , 2012.  HUTS hereby acknowledges and agrees with the rights of HUTS and the obligations to be fulfilled by HUTS under the Master Agreement.  The obligations to be fulfilled by HUTS under the Master Agreement are valid and binding against HUTS.

UTStarcom Telecom Co., Ltd.

By:

Name:

Position:

Schedule B Letter of Undertaking

August     , 2012

To:                             UTStarcom Hong Kong Holding Limited

UTStarcom Holdings Corp.

Eagle Field Holding Limited

Mr. Ying (Jack) Lu

UTStarcom China Co., Ltd. (“UTSC”) is fully aware of and agrees with the Master Reorganization Agreement Share and Asset Purchase Agreement (the “Master Agreement”) entered into by and among UTStarcom Hong Kong Holding Limited, UTStarcom Holdings Corp. Eagle Field Holding Limited and Mr. Ying (Jack) Lu on August     , 2012.  UTSC hereby acknowledges and agrees with the rights of UTSC and the obligations to be fulfilled by HUTS under the Master Agreement.  The obligations to be fulfilled by UTSC under the Master Agreement are valid and binding against UTSC.

UTStarcom China Co., Ltd.

By:

Name:

Position:

Exhibit A

Convertible Bond